Exhibit 99.1

        WILLOW GROVE BANCORP, INC. ANNOUNCES FINAL MERGER
          CONSIDERATION ELECTION AND ALLOCATION RESULTS


Maple Glen, PA-September 20, 2005-Willow Grove Bancorp, Inc. ("Willow Grove") (Nasdaq: WGBC) today announced the final election and allocation results as to the form of merger consideration that the former shareholders of Chester Valley Bancorp Inc. ("Chester Valley") will receive in the merger of Chester Valley with and into Willow Grove. The merger closed on August 31, 2005.

Pursuant to the Agreement and Plan of Merger between Willow Grove and Chester Valley (the "Merger Agreement"), holders of the 5,183,278 outstanding shares of the Chester Valley's common stock were entitled to elect, among two types of consideration for each share of Chester Valley common stock: (1) 1.4823 shares of Willow Grove common stock, subject to allocation and proration; or
(2) $27.90 cash, subject to allocation and proration. The allocation and proration provisions of the Merger Agreement require that 64.76% of the aggregate merger consideration be paid in Willow Grove common stock and 35.24% be paid in cash.

Willow Grove and its exchange agent have completed their processing of the elections, and report that:

  * Holders of approximately 63.6% of the previously outstanding shares of Chester Valley common stock elected to receive cash in exchange for their Chester Valley shares;

  * Holders of approximately 22.1% of the previously outstanding shares of Chester Valley common stock elected to receive Willow Grove common stock in exchange for their Chester Valley shares; and

  * Holders of approximately 14.3% of the previously outstanding shares of Chester Valley common stock did not make an election or failed to make a valid election.

Based on these results of the elections, under the terms of the Merger Agreement the merger consideration to be paid to Chester Valley shareholders is as follows:

  * For those who made cash elections: Each Chester Valley shareholder who made an election to receive cash will receive $27.90 in cash for approximately 55.4% of his/her Chester Valley shares and will receive 1.4823 shares of Willow Grove common stock for the remaining approximately 44.6% of his/her shares. Cash distributions should be made on or before September 23, 2005.

  * For those who made stock elections: Each Chester Valley shareholder who made an election to receive shares of Willow Grove common stock will receive 1.4823 shares of Willow Grove common stock for each of his/her Chester Valley shares.

  * For those who made no election: Each Chester Valley shareholder who did not make a valid election will receive 1.4823 shares of Willow Grove common stock for each of his/her Chester Valley shares.

About Willow Grove Bank:


Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania, with 26 additional branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management's intentions, plans, beliefs, expectations or opinions or with respect to the acquisition of Chester Valley Bancorp. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of Chester Valley Bancorp not being fully realized within the expected time frame; (4) revenues following the acquisitions of Chester Valley Bancorp, Inc. being lower than expected; (5) competitive pressure among depository institutions increasing significantly; (6) costs or difficulties related to the integration of the businesses of Willow Grove Bancorp and Chester Valley Bancorp being greater than expected; (7) changes in the interest rate environment causing reduced interest margins; (8) general economic conditions, either nationally or in the markets in which Willow Grove Bancorp is or will be doing business, being less favorable than expected; or (9) legislation or changes in regulatory requirements adversely affecting the business in which Willow Grove Bancorp will be engaged as well as other factors discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission ("SEC") from time to time. Copies of these documents may be obtained from Willow Grove Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.



Contact:

Willow Grove Bancorp, Inc. and Willow Grove Bank
Donna M. Coughey
President and Chief Executive Officer
215-646-5405

         or

Joseph T. Crowley
Chief Financial Officer
610-269-9700, Ext. 3085































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